Exhibit 99

O’Sullivan Industries Announces Fiscal Year 2004
Second Quarter and Year to Date Results

Lamar, MO, February 12, 2004. O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock — OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced its fiscal 2004 second quarter and year to date operating results for the period ended December 31, 2003.

Net sales for the second quarter of fiscal 2004 were $65.2 million, a decrease of 17.5% from sales of $79.1 million in the comparable period a year ago. Year to date fiscal 2004 sales were $136.7 million, a decrease of 9.3% from sales of $150.7 million in the comparable period a year ago.

Operating income for the second quarter of fiscal 2004 was $3.3 million, or 5.0% of net sales, down from operating income of $8.1 million, or 10.3% of net sales, in the comparable period a year ago. Year to date fiscal 2004 operating income was $7.1 million, or 5.2% of net sales, down from operating income of $16.0 million, or 10.6% of net sales, in the comparable period a year ago. The decrease in operating income was generally caused by lower sales levels, lower production levels adversely affecting our fixed cost absorption, changes in our customer mix, increasing raw material prices and increased promotional activities with several of our major retail partners.

Net loss for the second quarter of fiscal 2004 was $4.9 million compared to net income of $2.0 million in the comparable period a year ago. Year to date fiscal 2004 net loss was $12.2 million, compared to net income of $3.5 million in the comparable period a year ago. The current year to date net loss reflects the reduction in operating income noted above. Net loss for this year was also impacted by the non-cash write-off of debt issuance costs related to the refinancing of our previous senior secured credit facility of $3.3 million in September offset by a gain of $616,000 on the repurchase of $4.0 million of our senior subordinated notes in December. The net loss also reflects the recent adoption of an accounting pronouncement, Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, that requires dividends on our mandatorily redeemable senior preferred stock to be recorded as interest expense.

EBITDA for the second quarter of fiscal 2004 was $7.2 million, or 11.0% of net sales, compared to EBITDA of $11.4 million, or 14.4% of net sales in the comparable period a year ago. Year to date fiscal 2004 EBITDA was $11.0 million, or 8.1% of net sales, compared to EBITDA of $22.6 million, or 15.0% of net sales in the comparable period a year ago. The current year EBITDA balance reflects the sales shortfall and related decrease in gross margin dollars. Further, the year to date EBITDA amount includes the $2.7 million in other financing costs for the write-off of debt issuance costs and gain on the repurchase of the senior subordinated notes. The attached table reconciles net income to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan.

Working Capital

Cash on hand at December 31, 2003 was $11.4 million compared to $9.0 million in the prior year. Inventory at December 31, 2003 rose slightly to $50.4 million from $49.0 million in the prior year. Accounts receivable at December 31, 2003 decreased to $29.3 million from $37.8 million in the prior year.

Net cash provided by operating activities for the six months ending December 31, 2003 was $5.0 million, compared to net cash provided by operating activities of $1.7 million in the comparable period a year ago. Capital expenditures for the six months ending December 31, 2003 were $540,000, down from the $2.7 million spent in the comparable period a year ago.

Total debt at December 31, 2003 was $218.1 million compared to $230.3 million in the comparable period a year ago. The December 31, 2003 balance reflects our previously announced $100 million senior secured notes offering. At December 31, 2003 the borrowing base on our revolver was $36.9 million. We have no outstanding balances on our revolver and approximately $14.0 million in outstanding letters of credit.

Management Comments

“O’Sullivan Furniture continues to work hard to meet the challenging conditions of the RTA furniture marketplace,” stated Richard Davidson, president and chief executive officer of O’Sullivan Furniture. “While we have had market share setbacks in some portions of our traditional markets, many of our new product initiatives are beginning to gain positive momentum. Some of the highlights of our new product initiatives are as follows:

·	Our Intelligent Designs® commercial office furniture initiative is gaining momentum with the rollout of semi-custom product and special order kiosks to all stores and catalogs of one office superstore chain. In addition, another collection of semi-custom commercial office furniture has begun testing in over 300 stores and catalogs of another office superstore chain. These rollouts occurred during our fiscal year 2004 third quarter. Preliminary sales results are very encouraging.

·	Our Coleman® branded storage initiative is also gaining momentum with many retailers. The successful testing of our Coleman branded storage furniture continues at a major U.S. home improvement retailer. In addition, our Coleman branded storage furniture has been placed in two other major chains in the U.S., as well as a large home improvement retailer in Canada. Finally, our Coleman branded sports and camping equipment storage furniture has been successfully placed in the sporting goods channel of distribution. Rollout of these new products will generally occur during our fiscal year 2004 third quarter. Coleman branded storage furniture is one of the keys to our diversification efforts as it has already provided O’Sullivan Furniture inroads into new channels of distribution that we have been unable to enter in the past.

·	In contrast, our traditional furniture offerings have had mixed results at a major mass merchant and consumer electronics chain. This market share erosion was generally caused by the changing focus of these retailer’s furniture assortment to higher price point offerings. Because of this “assorting away” from our traditional product offerings, our sales to these retailers will decrease significantly during calendar 2004. However, the re-assortment of these two retail chains has been somewhat offset by the placement of our new Coleman branded storage furniture.”

Richard Davidson continued, “Today, the overriding challenge for O’Sullivan Furniture is striving to ensure our new product initiatives begin to reverse the market share erosion we’ve experienced over the past few quarters. The new product initiatives that have been described are examples of the innovative furniture that is beginning to redefine O’Sullivan Furniture. While we were very disappointed in the latest quarter and year to date results, we feel that we are beginning to make progress in our efforts to transform O’Sullivan Furniture into a stronger competitor for the future.”

Mr. Davidson concluded, “Through the end of our fiscal 2004 second quarter we continued to experience sluggish point of sale results. Looking forward, this trend will be somewhat offset by sales of products from our new Coleman branded storage and Intelligent Designs commercial office furniture initiatives. In addition, the rising price of particleboard is expected to continue and will challenge our margins for the foreseeable future. Based on this, we currently expect sales in the third quarter of fiscal 2004 will be about $70 to $80 million. Further, we anticipate operating income in the third quarter of fiscal 2004 will be approximately $3.5 to $4.5 million.”

Conference Call

O’Sullivan Furniture will host a conference call on February 12, 2004 at 9:30 a.m. cst (10:30 a.m. est). To participate in the call, dial (719) 457-2661 five to ten minutes prior to the scheduled start time. The conference moderator will establish your participation in the call. You must reference the conference pass code of 656149. For those who are unable to participate in the call, playbacks are scheduled to begin at 12:30 p.m. (cst) on February 12, 2004 through midnight on February 19, 2004. Please call (719) 457-0820 and reference the conference pass code of 656149.

For your convenience, we have added an audio webcast of the conference call to the O’Sullivan Furniture web site at www.osullivan.com. The confirmation number is 656149 and leave the pass code field blank.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

Coleman® is a registered trademark of The Coleman Company, Inc. used under license.

For more information contact:
Phillip J. Pacey, Senior Vice President and CFO (417) 682-8312

O’Sullivan Industries Holdings, Inc.
Second Quarter Results
Consolidated Statements of Operations
(in thousands) (unaudited)

	Three months ended December 31,			Six months ended December 31,
	2003	2002	% Change	2003	2002	% Change
Net sales	$65,234	$79,111	-18%	$136,698	$150,668	-9%
Cost of sales	50,353	59,384	-15%	107,509	110,968	-3%

Gross profit	14,881	19,727	-25%	29,189	39,700	-26%
Percent of net sales	22.8%	24.9%		21.4%	26.3%
Selling, marketing and administrative	11,597	11,618	0%	22,073	23,677	-7%

Operating income	3,284	8,109	-60%	7,116	16,023	-56%
Percent of net sales	5.0%	10.3%		5.2%	10.6%
Interest expense, net	8,758	6,143	43%	16,595	12,518	33%
Other financing income (expense), net	(616)	-		2,678	-

Income (loss) before income taxes	(4,858)	1,966	-347%	(12,157)	3,505	-447%
Income tax provision	-	-		-	-

Net income (loss)	(4,858)	1,966	-347%	(12,157)	3,505	-447%
Dividends and accretion on preferred stock	(2,999)	(3,482)	-14%	(5,998)	(6,964)	-14%

Net loss attributable to common stockholders	$(7,857)	$(1,516)	418%	$(18,155)	$(3,459)	425%

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31,		June 30,
Assets	2003	2002	2003
Current assets:
Cash and cash equivalents	$11,373	$8,968	$7,977
Trade receivables, net	29,324	37,762	25,032
Inventories, net	50,381	49,028	52,426
Prepaid expenses and other assets	2,996	3,280	2,772

Total current assets	94,074	99,038	88,207

Property, plant and equipment, net	65,855	76,188	71,867
Other assets	9,223	18,283	9,226
Goodwill, net	38,088	38,088	38,088

	$207,240	$231,597	$207,388

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$10,675	$8,076	$10,006
Current portion - long term debt	-	4,749	4,039
Accrued advertising	10,924	15,763	9,493
Accrued liabilities	12,408	11,033	12,043
Payable to RadioShack	4,655	9,654	6,798

Total current liabilities	38,662	49,275	42,379

Long term debt - less current portion	218,096	225,544	209,405
Sr. preferred stock	23,998	20,044	21,933
Non-current liabilities	8,623	6,240	6,762
Payable to RadioShack	67,412	65,525	65,269
Stockholders' deficit	(149,551)	(135,031)	(138,360)

	$207,240	$231,597	$207,388

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net cash provided by operating activities	$905	$1,721	$5,007	$1,714
Cash flows used for investing activities	(296)	(1,147)	(540)	(2,704)
Net cash flows used for financing activities	(3,570)	(4,933)	(1,071)	(5,819)

Net increase (decrease) in cash and cash equivalents	(2,961)	(4,359)	3,396	(6,809)
Cash and cash equivalents, beginning of period	14,334	13,327	7,977	15,777

Cash and cash equivalents, end of period	$11,373	$8,968	$11,373	$8,968

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Net income (loss)	$(4,858)	$1,966	$(12,157)	$3,505
Income tax provision	-	-	-	-
Interest expense, net	8,758	6,143	16,595	12,518
Depreciation and amortization	3,283	3,308	6,595	6,572

EBITDA	$7,183	$11,417	$11,033	$22,595

EBITDA as a percent of sales	11.0%	14.4%	8.1%	15.0%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$6,276	$5,746	$11,836	$11,622
Interest income	(14)	(48)	(43)	(106)
Non-cash items:
Interest expense on O’Sullivan Holdings note	700	623	1,367	1,217
Interest expense on Sr. Preferred Stock	1,033	-	2,065	-
Interest rate collar	-	(724)	-	(1,308)
Amortization of debt discount	359	144	525	288
Amortization of loan fees	404	402	845	805

Net interest expense	$8,758	$6,143	$16,595	$12,518